Exhibit 3.3

STRATEGIC STORAGE TRUST VI, INC.

ARTICLES OF AMENDMENT

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended to change the designation of the Corporation’s common stock, $0.001 par value per share, to Class P Common Stock, $0.001 par value per share. All references in the Charter to “Common Stock” are hereby changed to “Class P Common Stock.”

SECOND: The amendment to the Charter as set forth above has been duly advised and approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Strategic Storage Trust VI, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 17th day of March, 2022.

ATTEST:		STRATEGIC STORAGE TRUST VI, INC.

By:	/s/ Nicholas M. Look	By:	/s/ H. Michael Schwartz
	Nicholas M. Look		H. Michael Schwartz
	Secretary		Chief Executive Officer